Exhibit 99.1

Transcept Announces Proposed Public Offering

POINT RICHMOND, Calif., April 25, 2012 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced it is offering to sell shares of its common stock in an underwritten public offering. Transcept expects to grant the underwriters a 30-day option to purchase additional shares of common stock offered in the public offering to cover over-allotments, if any. All of the shares in the offering are to be sold by Transcept. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Leerink Swann LLC and Lazard Capital Markets LLC are acting as joint book-running managers of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is unlawful. A shelf registration statement on Form S-3 together with an accompanying base prospectus relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and is effective. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the preliminary prospectus supplement relating to these securities may also be obtained from the offices of Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, Massachusetts MA 02110, or by email at Syndicate@Leerink.com or by phone at 1-800-808-7525 and Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at 1-800-542-0970.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product. Purdue Pharmaceutical Products L.P. holds commercialization and development rights for Intermezzo in the United States. Transcept is currently conducting a Phase 2 study of an investigational product, TO-2061, in patients with obsessive-compulsive disorder. For further information about Transcept, please visit www.transcept.com.

Cautionary Statement

Investors are cautioned that statements in this press release regarding the completion, timing and size of the proposed public offering constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Transcept will be able to complete the proposed public offering. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Transcept’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and in the preliminary prospectus supplement related to the proposed offering to be filed with the Securities and Exchange Commission on April 25, 2012, each available on the SEC’s web site at www.sec.gov.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Sr. Director, Corporate Communications

(510) 215-3567

gmann@transcept.com